Exhibit 10.2

EXECUTION

CONFIDENTIAL TREATMENT REQUESTED CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

CREDIT AGREEMENT

Dated as of July 18, 2011

among

SUNPOWER CORPORATION,
as the Borrower,

THE GUARANTORS PARTY HERETO,

and

UNION BANK, N.A.,
as the Lender

i

TABLE OF CONTENTS
(continued)

Page

5.02	Conditions to all Credit Extensions	35

ARTICLE VI	REPRESENTATIONS AND WARRANTIES	36

6.01	Existence, Qualification and Power	36
6.02	Authorization; No Contravention	36
6.03	Approvals	36
6.04	Enforceability	37
6.05	Litigation	37
6.06	Financial Statements; No Material Adverse Effect	37
6.07	Properties	37
6.08	Accuracy of Information; Disclosure	37
6.09	Margin Stock	38
6.10	Compliance with Laws and Agreements	38
6.11	Compliance with Certain Acts	38
6.12	Investment Company Act	38
6.13	Solvency	38
6.14	No Immunity	38
6.15	Taxes	39
6.16	No Default	39
6.17	Subsidiaries	39
6.18	Disclosure	39
6.19	ERISA Compliance	39
6.20	WJE Stock	40
6.21	Pari Passu Ranking	40
6.22	Burdensome Agreements	40

ARTICLE VII	AFFIRMATIVE COVENANTS	40

7.01	Financial Statements	40
7.02	Certificates; Other Information	41
7.03	Notices	42
7.04	Payment of Obligations	43
7.05	Preservation of Existence, Etc	43
7.06	Maintenance of Properties	44
7.07	Maintenance of Insurance	44
7.08	Compliance with Laws	44
7.09	Inspections; Books and Records	44
7.10	Use of Proceeds	44
7.11	ERISA Compliance	45
7.12	[Reserved]	45
7.13	Deposit Accounts, Etc	45
7.14	Further Assurances	45
7.15	Annual Budget	45

ARTICLE VIII	NEGATIVE COVENANTS	45

8.01	Liens	45

TABLE OF CONTENTS
(continued)

Page

8.02	Investments, Loans and Advances	45
8.03	Indebtedness	46
8.04	Pari Passu Ranking	48
8.05	Consolidation, Merger and Sale of Assets	48
8.06	Swap Contracts	49
8.07	Fiscal Year; Fiscal Quarters	49
8.08	Use of Proceeds; Margin Stock	49
8.09	Transactions with Affiliates	49
8.10	Conduct of Business	49
8.11	[Reserved]	49
8.12	Restricted Payments	49
8.13	[Reserved]	50
8.14	Financial Covenants	50
8.15	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	50

ARTICLE IX	EVENTS OF DEFAULT AND REMEDIES	51

9.01	Events of Default	51
9.02	Remedies Upon Event of Default	52
9.03	Application of Funds	53

ARTICLE X	MISCELLANEOUS	53

10.01	Amendments, Etc	53
10.02	Notices; Effectiveness; Electronic Communications	53
10.03	No Waiver; Cumulative Remedies; Enforcement	54
10.04	Expenses; Indemnity; and Damage Waiver	55
10.05	Payments Set Aside	56
10.06	Successors and Assigns	56
10.07	Treatment of Certain Information; Confidentiality	58
10.08	Set-off	58
10.09	Interest Rate Limitation	58
10.10	Counterparts; Integration; Effectiveness	59
10.11	Survival of Representations and Warranties	59
10.12	Severability	59
10.13	[Reserved]	59
10.14	Governing Law; Jurisdiction; Etc	59
10.15	Disputes; Waiver of Right to Trial by Jury	60
10.16	No Advisory or Fiduciary Responsibility	61
10.17	Electronic Execution of Assignments and Certain Other Documents	61
10.18	USA PATRIOT Act Notice	61

SCHEDULES

2.01	Revolving Commitment
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
10.02	Certain Addresses for Notices

EXHIBITS

2.02	Form of Loan Notice
2.09	Form of Note
7.02(b)	Form of Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of July 18, 2011 among SUNPOWER CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors (defined herein), and UNION BANK, N.A. (the “Lender”).

RECITALS

The Borrower has requested that the Lender provide a revolving credit facility to the Borrower while the Borrower seeks other financing, for itself, and for the direct and indirect benefit of each Guarantor, and the Lender is willing to do so on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01           Defined Terms.  As used in this Agreement, the following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, (a) for purposes of Section 7.07(a), a Person shall not be deemed to be an Affiliate of the Borrower due exclusively to the fact that such Person possesses, directly or indirectly, power to vote 10% or more of the Voting Stock of the Borrower, so long as such Person does not possess the direct or indirect power to vote more than 20% of the Voting Stock of the Borrower, and (b) for purposes of Section 8.09, a Person shall not be deemed to be an Affiliate of the Borrower due exclusively to the fact that such Person possesses, directly or indirectly, power to vote 10% or more of the Voting Stock of the Borrower.

“Agreement” means this Credit Agreement.

“Applicable Rate” means (a) with respect to LIBOR Rate Loans, 2.75% per annum and (b) with respect to Base Rate Loans, 1.75% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended January 2, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Business Day prior to the Maturity Date, and (b) the date of termination, or reduction to $0.00, of the Revolving Commitment pursuant to Section 2.04.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50%, and (b) the rate of interest in effect for such day as most recently publicly announced from time to time by Union Bank at its corporate headquarters as the “Union Bank, N.A. reference rate”.  It is understood and agreed that the “Union Bank, N.A. Reference Rate” is one of Union Bank’s index rates and merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate at which Union Bank calculates interest or extends credit.  The “Union Bank, N.A. reference rate” is a rate set by Union Bank based upon various factors including Union Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such “Union Bank, N.A. reference rate” announced by Union Bank shall take effect at the opening of business on the day specified in the public announcement of such change.  The Base Rate, as adjusted, shall constitute the Base Rate on the date when such adjustment is made and shall continue as the applicable Base Rate until further adjustment.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Lending Office is located and, if such day relates to any LIBOR Rate Loan or any Base Rate Loan bearing interest at a rate based on the LIBOR Rate, means any such day that is also a London Banking Day.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on, or disclosed in a footnote to, a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration,  interpretation  or application  thereof by any Governmental Authority, or (c) the making or issuance  of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement.

“Change in Control” means the occurrence of any of the following:

   (a)           if the Borrower is a publicly held Person, (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into or exchangeable for such Voting Stock) representing forty percent (40%) or more of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis), (ii) during any period of up to twenty-four (24) consecutive months, commencing on or after the date of this Agreement, a majority of the members of the board of directors of the Borrower shall not be Continuing Directors, or (iii) any Person or two or more Persons acting in concert shall have acquired, by contract or otherwise, or shall have entered into a contract or arrangement that upon consummation will result in its or their acquisition of power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower;

   (b)           if the Borrower is not a publicly held Person, (i) a sale (whether of stock or other assets), merger or other transaction or series of related transactions involving the Borrower, as a result of which those Persons who held 100% of the Voting Stock of the Borrower immediately prior to such transaction do not hold (either directly or indirectly) more than fifty percent (50%) of the Voting Stock of the Borrower (or the surviving or resulting entity thereof) after giving effect to such transaction, or (ii) the sale of all or substantially all of the assets of the Borrower in a transaction or series of related transactions;

   (c)           the failure of the Borrower to own and control, directly or indirectly at least 100% of the Equity Interests of each Guarantor; and

   (d)           a “Fundamental Change” (as that term is defined in the Indenture).

“Closing Date” means July 18, 2011.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:  (a) any deduction for (or less any gain from) income or franchise taxes; plus (b) interest expense; plus (c) amortization and depreciation expense; plus (d) any non-recurring and non-cash charges resulting from application of GAAP that requires a charge against earnings for the impairment of goodwill; plus (e) any non-cash expenses that arose in connection with the grant of stock options to officers, directors and employees of the Borrower and its Subsidiaries; plus (f) non-cash restructuring charges; plus (g) non-cash charges related to mark-to-market valuation adjustments as may be required by GAAP from time to time; plus (h) non-cash charges arising from changes in GAAP occurring after the date hereof; less (i) any extraordinary gains and non-cash items of income.  As used in this definition, “non-cash charge” shall mean a charge in respect of which no cash is paid during the applicable period (whether or not cash is paid with respect to such charge in a subsequent period) and “non-cash item of income” shall mean an item of income in respect of which no cash is received during the applicable period (whether or not cash is received with respect to such item of income in a subsequent period).

“Consolidated Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income from operations determined in accordance with GAAP.

“Continuing Director” means, for any period, an individual who is a member of the board of directors of the Borrower on the first day of such period or whose election to the board of directors of the Borrower is recommended by a majority of the other Continuing Directors prior to such election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means a Borrowing.

“DB Facility” means any letter of credit facility or sub-facility provided pursuant to or in connection with that certain Letter of Credit Facility Agreement, dated as of April 12, 2010 by and among the Loan Parties, Bank of America, N.A., as syndication agent, Deutsche Bank AG New York Branch, as issuing bank and as administrative agent, and the other parties thereto from time to time, as the same may be amended, modified, supplemented, extended or restated from time to time.

“DB LOC” means each letter of credit issued under or in connection with the DB Facility.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 5% per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 5% per annum, in each case to the fullest extent permitted by applicable Laws.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” “dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any state of the United States or the District of Columbia.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute or statutes.

“Excluded Taxes” means, with respect to the Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to the Lender if the Lender has failed to comply with clause (A) of Section 3.01(e)(ii) and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to a Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or 3.01(c).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Union Bank on such day on such transactions as determined by the Lender.

“Financial Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than amounts excluded from the restriction on Indebtedness pursuant to Section 8.03(g)), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than up to $25,000,000 in the aggregate of obligations arising under agreements with Jabil Circuit, Inc. relating to sales by the Borrower or any of its Subsidiaries to Jabil Circuit, Inc. of used equipment and other than amounts excluded from the restriction on Indebtedness pursuant to Section 8.03(n)), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business as conducted from time to time and current intercompany liabilities maturing within 365 days of the incurrence thereof), (f) all guarantees by such Person of Financial Indebtedness of others (including, for the avoidance of doubt, any Indebtedness described in Section 8.03(o)), and (g) all Capital Lease Obligations of such Person; provided that  “Financial Indebtedness” of such Person shall exclude non-recourse indebtedness, other than non-recourse indebtedness with a primary purpose of financing the operations of such Person.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, and (b) each other Person that joins as a Guarantor, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lender pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their hazardous, dangerous or deleterious properties or characteristics.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

   (a)           all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

   (b)           all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

   (c)           all obligations of such Person upon which interest charges are customarily paid;

   (d)           all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

   (e)           all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business as conducted from time to time and current intercompany liabilities maturing within 365 days of the incurrence thereof);

   (f)           all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

   (g)           all Guarantees of such Person in respect of any Indebtedness of others;

   (h)           all Capitalized Lease Obligations of such Person;

   (i)           all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (including standby and commercial) and letters of guaranty, or in respect of bankers’ acceptances; and

    (j)           all net payment obligations, contingent or otherwise, of such Person under Swap Contracts.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period until the last day of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in its Loan Notice, during which the LIBOR Rate applicable to such LIBOR Rate Loan shall remain unchanged; provided that:

   (a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

   (b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

   (c)           no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, a Guarantee, an assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means UNION BANK, N.A., and its successors and assigns.

“Lending Office” means the office or offices of the Lender described on Schedule 2.01, or such other office or offices as the Lender may from time to time notify the Borrower.

“LIBOR Base Rate” means,

   (a)           for any Interest Period with respect to a LIBOR Rate Loan, the rate determined by the Lender to be the per annum rate (rounded upward to the nearest one-hundredth of one percent (1/100%)) at which deposits in Dollars, for delivery on the first day of such Interest Period, in same day funds, in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equal to such Interest Period would be offered to the Lender, outside of the United States at approximately 11:00 a.m. (London time) three (3) London Banking Days before the first day of such Interest Period.

 (b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the rate per annum determined by the Lender to be the rate at which deposits in Dollars, for delivery on the date of determination, in same day funds, in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered to the

Lender, outside of the United States at approximately 11:00 a.m. (London time) before at its request at the date and time of determination.

“LIBOR Rate” means (a) for any Interest Period with respect to any LIBOR Rate Loan, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i) the LIBOR Base Rate for such LIBOR Rate Loan for such Interest Period by (ii) one minus the LIBOR Reserve Percentage for such LIBOR Rate Loan for such Interest Period, stated as a decimal and (b) for any day with respect to any Base Rate Loan the interest rate on which is determined by reference to the LIBOR Rate, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i) the LIBOR Base Rate for such Base Rate Loan for such day by (ii) one minus the LIBOR Reserve Percentage for such Base Rate Loan for such day.  The LIBOR Rate shall be rounded upward to the nearest 1/100 of 1%) and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “LIBOR Rate.”

“LIBOR Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The LIBOR Rate for each outstanding LIBOR Rate Loan and for each outstanding Base Rate Loan the interest rate on which is determined by reference to the LIBOR Rate shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means, collectively, this Agreement, the Note, and any and all other agreements, documents, or instruments (including financing statements) entered into in connection with the transactions contemplated by this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or a material adverse effect on the rights and remedies of the Lender under any Loan Document; or (c) a material adverse effect on the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means October 31, 2011; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New Letter of Credit Facility” means an unsecured letter of credit facility entered into by the Borrower to replace the DB Facility providing for the issuance of letters of credit of up to $1,000,000,000 on terms reasonably similar to those set forth in the DB Facility, provided that such facility does not also provide for loans, advances or extensions of credit, other than letters of credit.

“Note” has the meaning specified in Section 2.09.

“Obligations” means all advances to, and all debts, liabilities, obligations, covenants and duties of every kind of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, liquidated or unliquidated, legal or equitable, due or to become due, now existing or hereafter arising, voluntary or involuntary and however arising, whether such Loan Party is liable individually or jointly or with others, whether incurred before, during or after any proceeding under any Debtor Relief Laws, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other

Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177).  USA PATRIOT Act).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Indebtedness” has the meaning given in Section 8.03.

“Permitted Investments” means:

   (a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, Japan or the European Union (or by any agency of any thereof to the extent such obligations are backed by the full faith and credit of such jurisdiction), in each case maturing within one year from the date of acquisition thereof;

   (b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or P-1 from Moody’s;

   (c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

                                   (d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

   (e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAAm by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

   (f)            loans, advances, or investments existing on the Closing Date and listed on Schedule 8.02;

   (g)           additional loans or advances by the Borrower or a Subsidiary to employees and officers in the ordinary course of business and in amounts not to exceed an aggregate of $20,000,000 outstanding at any time;

   (h)           investments which constitute Specified Transactions expressly permitted under Section 8.02(d);

   (i)            loans, advances, or investments which constitute Indebtedness permitted under Section 8.03;

   (j)            advances to, or investments in, a Subsidiary, in WJE, or in Philippine Electric Corp. by the Borrower or any Subsidiary in the ordinary course of business as conducted from time to time;

   (k)           transactions in connection with factoring of the accounts receivable of any Loan Party or Subsidiary pursuant to the Tech Credit Agreement;

   (l)            prepayments of obligations to vendors and suppliers in the ordinary course of business as conducted from time to time in an amount not to exceed $450,000,000; and

   (m)           other strategic business development investments so long as the amount of such investments does not exceed (as to the Loan Parties in the aggregate) $20,000,000 at any one time.

“Permitted Liens” means, at any time, the following Liens in respect of property of any Loan Party:

   (a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 7.04;

   (b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 7.04;

   (c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations;

   (d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), including those incurred pursuant to any law primarily concerning the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous material or to health and safety matters, in each case in the ordinary course of business as conducted from time to time;

   (e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 9.01(h);

   (f)           easements, zoning restrictions, rights-of-way, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

   (g)           Liens on property or assets of the Borrower or any Subsidiary existing on the Closing Date and listed on Schedule 8.01; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and permitted extensions, renewals, and refinancings of such obligations) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary;

   (h)           purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements and similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business as conducted from time to time);

   (i)            Liens arising out of Capitalized Lease Obligations, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

   (j)            any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business as conducted from time to time;

   (k)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

   (l)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

   (m)           licenses of intellectual property granted in the ordinary course of business;

   (n)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

   (o)           Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

   (p)           the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

   (q)           agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

   (r)            Liens arising from precautionary UCC financing statements regarding operating leases;

   (s)           Liens on equity interests in joint ventures, other than WJE Stock, held by the Borrower or a Subsidiary securing obligations of such joint venture;

   (t)            Liens on securities (other than WJE Stock) that are the subject of repurchase agreements constituting Permitted Investments under subsection (d) of the definition thereof;

   (u)           Liens on accounts receivable, inventory and cash collateral securing Permitted Indebtedness under the DB Facility granted pursuant to the documents, instruments and agreements governing the DB Facility as in effect on the Closing Date; provided that such Liens do not attach to any WJE Stock;

   (v)           Liens in favor of customers or suppliers of the Borrower or any Subsidiary on equipment, supplies and inventory purchased with the proceeds of advances made by such customers or suppliers under, and securing obligations in connection with, supply agreements;

   (w)          Liens that arise by operation of law for amounts not yet due;

  (x)            existing and future Liens related to or arising from the sale, transfer, or other disposition of rights to solar power rebates in the ordinary course of business as conducted from time to time;

  (y)           existing and future Liens in favor of the Borrower’s bonding company covering materials, contracts, receivables, and other assets which are related to, or arise out of, contracts which are bonded by that bonding company in the ordinary course of the Borrower’s business as conducted from time to time;

   (z)           Liens in connection with the sale-leaseback arrangement, pursuant to the Master Lease Agreement dated as of June 26, 2009 by and among WF-SPWR I Solar Statutory Trust, Whippletree Solar, LLC, and the other Persons party thereto of certain solar power production projects and the related escrow of funds supporting the obligations of certain Subsidiaries thereunder; provided that such Liens do not attach to any WJE Stock;

  (aa)          Liens in connection with an escrow by the Borrower in the amount of $2,400,000 in respect of the performance obligations of Greater Sandhill I, LLC (“GS”), an unaffiliated customer of the Borrower, under a Solar Energy Purchase Agreement between GS and Public Service Company of Colorado and related documentation;

   (bb)         Liens on Equity Interest in project finance Subsidiaries of the Borrower or Subsidiaries of the Borrower to secure project finance related Indebtedness;

   (cc)         customary Liens on securities accounts of a Loan Party in favor of the securities broker with whom such accounts are maintained, provided that (i) such Liens arise in the ordinary course of business of the applicable Loan Party and such broker pursuant to such broker’s standard form of brokerage agreement; (ii) such securities accounts are not subject to restrictions against access by any

Loan Party; (iii) such Liens secure only the payment of standard fees for brokerage services charged by, but not financing made available by, such broker and such Liens do not secure Indebtedness for borrowed money; and (iv) such Liens are not intended by any Loan Party to provide collateral to such broker; and

   (dd)         other Liens so long as the outstanding principal amount of the obligations secured thereby does not exceed (as to the Loan Parties in the aggregate) $5,000,000 at any one time; provided that such Liens do not attach to any WJE Stock.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any Subsidiary or any such Plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees.

“Rating Agency” means Moody’s, S&P, Fitch Ratings Ltd. or any other nationally recognized rating agency or service.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates; provided, however, that neither the Borrower, WJE nor any of their Subsidiaries shall be treated as a Related Party of the Lender.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Responsible Officer” means, (a) in the case of the Borrower or any other Loan Party, its president, chief executive officer, chief financial officer, principal accounting officer, treasurer or controller (and, in any case where two Responsible Officers are acting on behalf of such Person the second such Responsible Officer may also be its Secretary or an Assistant Secretary), and (b) in the case of any other Person, its manager, general partner, or a senior or executive officer of such other Person or of its managing member or general partner, as applicable.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; provided, however, that repurchases of Equity Interests of the Borrower from employees, officers, directors, and consultants pursuant to the Borrower's equity compensation plans shall not constitute “Restricted Payments” hereunder.

“Revolving Commitment” means, as to the Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Lender’s name on Schedule 2.01, as such amount may be adjusted from time to time in accordance with this Agreement.  The amount of the Revolving Commitment in effect on the Closing Date is $50,000,000.

“Revolving Commitment Reduction Event” means any sale, assignment, lease, pledge, transfer, encumbrance or other Disposition of any WJE Stock; provided, however, the sale of the first 6,209,321 shares of WJE Stock by the Borrower to unaffiliated purchasers after the Closing Date shall not be deemed to be, individually or in the aggregate, a Revolving Commitment Reduction Event.

“Revolving Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SocGen Facility” means that certain Revolving Credit Agreement, dated as of November 23, 2010 by and among SunPower Corporation Malta Holdings Limited, as borrower (“SunPower Malta”), the Borrower, as guarantor, and Société Générale, Milan Branch (“SocGen”), as lender, as amended from time to time, including by that certain Amendment No. 1 to Revolving Credit Agreement, in the form delivered to the Lender prior to the Closing Date.

“Solvent” and “Solvency” mean, when used with respect to any Person, as of any date of determination, (a) the amount of the then “present fair saleable value” of the assets of such Person, as of such date, exceeds the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable requirements of law governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person, as of such date, is greater than the amount that will be required to pay the anticipated liability of such Person on its debts as such debts become absolute and matured, (c) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person is able to pay its debts as they mature.  For purposes of this definition, (i) ”debt” means liability on a “claim,” and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Transaction” means any of the following:

   (a)           the acquisition by a Loan Party of all or substantially all of the assets of another Person or division of such Person;

   (b)           the merger or consolidation of any Loan Party with or into any other entity, provided that the surviving entity shall be a Loan Party, and provided further that, in any transaction involving the Borrower, the Borrower shall be the surviving Person;

   (c)           the acquisition by a Loan Party of a controlling or majority interest in any other Person; and

   (d)           investments in other Persons, including joint ventures, by a Loan Party.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tech Credit Agreement” means that certain First Amended and Restated Purchase Agreement, dated November 1, 2010, between SunPower North America LLC and Technology Credit Corporation, as amended on January 25, 2011 and April 18, 2011.

“Threshold Amount” means $500,000.

“Total Non-Stock Consideration” means all consideration whatsoever (other than common stock in the Borrower) and shall include, without limitation, cash, other property, assumed indebtedness, amounts payable, whether evidenced by notes or otherwise and “earn-out” payments.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans.

“Total Stock Consideration” means all consideration consisting of Equity Interests in the Borrower or any Subsidiary.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California, provided, if the context relates to the perfection or effect of perfection of any security interest, “UCC” shall refer to the Uniform Commercial Code of the jurisdiction governing such matter.

“Union Bank” means Union Bank, N.A. and its successors.

“United States” and “U.S.” mean the United States of America.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“WJE” means WOONGJIN ENERGY CO., LTD., a company organized under the laws of the Republic of Korea.

“WJE Stock” means the common stock of WJE and any other Equity Interests in WJE held by any Loan Party from time to time.

1.02           Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

  (a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

   (b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

  (c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03           Accounting Terms.

  (a)           Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

   (b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

   (c)           Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.14 shall be made on a pro forma basis with respect to any Disposition or acquisition occurring during the applicable period.

1.04           [Reserved].

1.05           Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01           Revolving Loans.  Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, the Total Revolving Outstandings shall not exceed the Revolving Commitment.  Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

2.02           Borrowings, Conversions and Continuations of Loans.

   (a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone.  Each such notice must be received by the Lender not later than 11:00 a.m. (i) on the date that is three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of a Loan in a Loan Notice, then the applicable Loans shall be made as Base Rate Loans. If the Borrower fails to provide a notice as to conversion or continuation, then the applicable Loan shall be continued with the same election as to Type and as to Interest Period as previously applied to the Loan.  If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

   (b)           Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Lender will fund Loans to the Borrower either by (i) crediting the account of the Borrower on the books of Union Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably satisfactory to) the Lender by the Borrower.

   (c)           Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of the Interest Period for such LIBOR Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Lender.

   (d)           The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower of any change in Union Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

  (e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to all Loans.

2.03           Prepayments.

  (a)           Voluntary Prepayments.  The Borrower may, upon notice from the Borrower to the Lender, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 12:00 p.m. (1) on the date that is three Business Days prior to any date of prepayment of LIBOR Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Unless otherwise instructed by the Borrower, prepayments of the Revolving Loans pursuant to this Section 2.03(a) shall not reduce the Revolving Commitment.

   (b)           Mandatory Prepayments.

   (i)           Revolving Commitment Overadvances.  If for any reason the Total Revolving Outstandings at any time exceed (as a result of reductions in the Revolving Commitment from time to time or the termination of the Revolving Commitment pursuant to Section 2.04 or for any other reason) the Revolving Commitment, then in effect, the Borrower shall make a mandatory prepayment in respect of the Revolving Loans in an aggregate amount equal to such excess within two (2) Business Days of the date on which such excess first existed.  Notwithstanding anything to the contrary set forth herein or in any other Loan Document, neither the Borrower’s failure to deliver any the notices required under Section 7.03, shall limit or result in a waiver or suspension of the Borrower’s absolute and unconditional obligation to make the payments required in this Section 2.03(b)(i); and, for the sake of clarity, such payment obligation is not subject to remedy or cure.

   (ii)          Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.03(b) shall be applied first to Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.03(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.04           Termination or Reduction of Revolving Commitment.

   (a)           Voluntary Termination or Reduction.  The Borrower may, upon notice to the Lender, terminate, in whole or in part, the Revolving Commitment, or from time to time permanently reduce the Revolving Commitment to an amount not less than the Total Revolving Outstandings; provided that (i) any such notice shall be received by the Lender not later than 12:00 noon three Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $25,000,000 or any whole multiple of $1,000,000 in excess thereof.  All fees accrued with respect thereto until the effective date of any termination of the Revolving Commitment shall be paid on the effective date of such termination.  Each notice delivered pursuant to this Section by the Borrower shall be irrevocable.

   (b)           Mandatory Reductions of Revolving Commitment.  Effective on the date that is five (5) Business Days after the effective date of each Revolving Commitment Reduction Event, the Revolving Commitment shall be automatically and permanently reduced in an amount equal to fifty percent (50%) of the net proceeds from such Revolving Commitment Reduction Event.  As used in this Section 2.04(b), “net proceeds” means that gross proceeds paid or payable in connection with any

Disposition that constitutes a Revolving Commitment Reduction Event, after deducting therefrom, the directly related transaction costs and expenses of the Borrower, including advisory fees incurred by the Borrower and taxes paid or payable (as reasonably determined by the Borrower) by the Borrower on such Disposition.

   (c)           Termination of the Revolving Commitment.  The Revolving Commitment shall be deemed canceled and terminated in its entirety upon the closing of any new domestic credit facility or an extension of an existing domestic credit facility in favor of the Borrower or any of its Subsidiaries, regardless of whether the commitments thereunder are funded or unfunded, other than the New Letter of Credit Facility.

2.05           Repayment of Loans.  The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

2.06           Interest.

  (a)           Subject to the provisions of subsection (b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

   (b)           (1)           If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

  (ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

   (iii)          Upon the request of the Lender, while any Event of Default exists and is continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

   (iv)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

   (c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07           Fees.  In addition to the other fees described in the Loan Documents:

   (a)           Commitment Fee.  The Borrower shall pay to the Lender, a commitment fee equal to the sum of the products of (i) 0.50% divided by 360 times (ii) for each day during the period of calculation, the actual daily amount by which the Revolving Commitment exceeded the Outstanding

Amount of Revolving Loans.  The commitment fee shall accrue at all times during the Availability Period (or until the Obligations have been repaid in full), including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears.

   (b)           Upfront Fee.  The Borrower shall pay to the Lender, on the Closing Date, an upfront fee in the amount of $75,000.  Such fee shall be fully-earned when paid and shall not be refundable for any reason whatsoever.

2.08           Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09           Evidence of Debt.  The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business.  Regardless of whether a Note is issued with respect to such Credit Extensions, the Borrower absolutely and unconditionally promises to pay to the order of the Lender, in lawful money of the United States of America, the aggregate unpaid principal amount owed to the Lender, together with interest thereon, and fees and other Obligations in accordance with the terms hereof.  The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Lender’s Loans in addition to such accounts or records.  Each such promissory note shall be in the form of Exhibit 2.09 (a “Note”).  The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10           Payments Generally.

  (a)           General.  All payments to be made by the Borrower or any other Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Lending Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

   (b)           Funding Source.  Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

   (c)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, and (ii) second, toward payment of principal then due hereunder.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01           Taxes.

(a)	Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)           Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require any Loan Party to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Loan Parties shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Loan Parties shall withhold or make such deductions as are determined by the Lender to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Loan Parties shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

   (b)           Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

    (c)           Tax Indemnification.

  (i)           Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, indemnify the Lender, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or paid by the Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

   (ii)           Without limiting the provisions of subsection (a) or (b) above, the Lender shall, and does hereby, indemnify the Loan Parties, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower) incurred by or asserted against the Borrower by any Governmental Authority as a result of the failure by the Lender, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by the Lender, as the case may be, to the Borrower pursuant to subsection (e).  The agreements in this clause (ii) shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all other Obligations.

   (d)           Evidence of Payments.  Upon request by any Loan Party after any payment of Taxes by such Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Lender.

   (e)           Status of Lender; Tax Documentation.

   (i)           The Lender shall deliver to the Borrower, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) the Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to the Lender by the Borrower pursuant to this Agreement or otherwise to establish the Lender’s status for withholding tax purposes in the applicable jurisdiction.

   (ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

  (A)           if the Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, the Lender shall deliver to the Borrower executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements; and

  (B)           if the Lender is a Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document, the Lender shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes the Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

 (I)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

 (II)          executed originals of Internal Revenue Service Form W-8ECI,

 (III)         executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

 (IV)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

 (V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower to determine the withholding or deduction required to be made.

  (iii)           The Lender shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of the Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to the Lender.

  (iv)           The Borrower shall promptly deliver to the Lender, as the Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by the Lender under such Laws in connection with any payment by the Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

   (f)           Treatment of Certain Refunds.  If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Lender, agrees to repay the amount paid over to such Loan Party the Lender in the event the Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02           Illegality.  If the Lender determines that (a) any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or (b) any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of,

Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower any obligation of the Lender to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist; provided, that, with respect to clause (b), the Lender is treating other similarly situated borrowers in the same manner.  Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all of the Lender’s LIBOR Rate Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Loans.  Notwithstanding the foregoing, and despite the illegality for such the Lender to make, maintain or fund LIBOR Rate Loans or Base Rate Loans as to which the interest rate determined by reference to the LIBOR Rate, the Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03           Inability to Determine Rates.  If the Lender determines that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Base Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the LIBOR Base Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with a LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly notify the Borrower.  Thereafter the obligation of the Lender to make or maintain LIBOR Rate Loans shall be suspended until the Lender revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04           Increased Costs.

   (a)           Increased Costs Generally.  If any Change in Law shall:

   (i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the LIBOR Rate);

   (ii)           subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

  (iii)           impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan the interest on which is determined by reference to the LIBOR Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

   (b)           Capital Requirements.  If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of the Lender or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

   (c)           Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

   (d)           Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05           Compensation for Losses.  Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any actual and direct loss, cost or expense incurred by it as a result of:

   (a)           any continuation, conversion, payment or prepayment of any LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

   (b)           any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Rate Loan on the date or in the amount notified by the Borrower; or

   (c)           any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Base Rate used in determining the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06           Mitigation Obligations. If the Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07           Survival.  All of the Loan Parties’ obligations under this Article III shall survive termination of the Revolving Commitment and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01           The Guaranty.  For consideration, the adequacy and sufficiency of which is acknowledged, each of the Guarantors, for the purpose of seeking to induce the Lender to enter into this Agreement and extend credit or otherwise provide financial accommodations to the Borrower, hereby jointly and severally guarantees to the Lender, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  Without limiting the generality of the foregoing, each Guarantor hereby unconditionally promises (a) to pay to the Lender on demand, in Dollars, all Obligations of the Borrower to the Lender, and (b) to perform all undertakings of the Borrower in connection with the Obligations.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal. Each Guarantor acknowledges and agrees that the extensions of credit and provision of financial accommodations to or for the benefit of the Borrower will be to the direct and indirect interest, advantage and benefit of each Guarantor.

4.02           Limitation on Liability.  Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under Section 4.01 shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.03           Obligations Unconditional.  The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.03 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been indefeasibly paid in full, in cash, and the Revolving Commitment has expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following (each of which is hereby specifically authorized by each Guarantor without notice to any Guarantor) shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

   (a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived (including acceptance of delinquent or partial payments on the Obligations);

   (b)           any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

   (c)           the maturity of any of the Obligations shall be accelerated or extended; or any of the Obligations (or the terms and conditions of the all or any part of the Obligations, including without limitation, interest rates, times or places for payment) shall be renewed, compromised, modified, extended, released, subordinated, waived, supplemented, amended or restated in any respect; or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived; or any other guarantee of any of the Obligations or any security therefor shall be released, enforced, waived, released, subordinated, terminated, impaired or exchanged in whole or in part or otherwise dealt with;

   (d)           any Lien granted to, or in favor of, the Lender or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected, shall fail to be enforced, or shall be sold, assigned or otherwise disposed of;

   (e)           the proceeds of any such Lien, security or credit support for the Obligations and the order or manner of its sale or enforcement shall be applied, effected and directed as the Lender, at its sole discretion, may determine;

   (f)           the Borrower or any other guarantor or other person or entity liable on the Obligations shall be released or substituted; or

   (g)           any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, protest demand of payment, demand for performance, notices of non-performance, notices of dishonor, notices of acceptance, protest and all other notices whatsoever, and any requirement that the Lender or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.04           Reinstatement.  The obligations and liabilities of the Guarantors under this Article IV, and all of the Lender’s rights, shall be automatically reinstated and revived, notwithstanding any surrender, termination or cancellation of this guaranty, if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise returned or restored by any Lender or other holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, all as though such amounts had not been paid to the recipient thereof.

The Lender, at its sole discretion, may determine whether any amount paid to it must be restored or returned.  Guarantor agrees that it will indemnify the Lender and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Lender or holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.  If any proceeding under any Debtor Relief Law is commenced by or against the Borrower or any other Guarantor, at the Lender’s election, each Guarantor’s obligations under this Article IV shall immediately and without notice or demand become due and payable, whether or not then otherwise due and payable.

4.05           Waivers.  To the maximum extent permitted by Law, each Guarantor waives (a) all rights to require the Lender to proceed against the Borrower, or any other guarantor, or proceed against, enforce or exhaust any security for the Obligations or to marshal assets or to pursue any other remedy in the Lender’s power whatsoever; (b) all defenses arising by reason of any disability or other defense of the Borrower, the cessation for any reason of the liability of the Borrower, any defense that any other indemnity, guaranty or security was to be obtained, any claim that the Lender has made any Guarantor’s obligations more burdensome or more burdensome than the Borrower’s obligations, and the use of any proceeds of the Obligations other than as intended or understood by the Lender or the Guarantors; (c) all conditions precedent to the effectiveness of the obligations of Guarantor hereunder; (d) all rights to file a claim in connection with the Obligations in any proceeding under any Debtor Relief Law filed by or against the Borrower or another Guarantor; (e) all rights to require the Lender to enforce any of its remedies; (f) any setoff, defense or counterclaim against the Lender, (g) the benefit of any act or omission by the Lender which directly or indirectly results in or aids the discharge of the Borrower or any other Person from any of the Obligations by operation of law or otherwise; (h) the benefit of California Civil Code Section 2815 permitting the revocation of this guaranty as to future transactions and the benefit of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 1432 with respect to certain suretyship defenses; and (i) until the Obligations are fully and indefeasibly satisfied and paid, in cash, with such payment not subject to return, and the Revolving Commitment has been released and terminated: (1) all rights of subrogation, contribution, indemnification or reimbursement, (2) all rights of recourse to any assets or property of the Borrower, or to any collateral or credit support for the Obligations, (3) all rights to participate in or benefit from any security or credit support the Lender may have or acquire, and (4) all rights, remedies and defenses any Guarantor may have or acquire against Borrower.

4.06           Certain Additional Waivers.  Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.03 and through the exercise of rights of contribution pursuant to Section 4.08.

4.07           Remedies.  The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Lender and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder may from time to time be secured by assets of the Borrower and that the holders of the Obligations may exercise their remedies with respect to such assets in accordance with applicable security agreements and applicable law.

4.08           Rights of Contribution.  The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents, and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Revolving Commitment has terminated.

4.09           Guarantee of Payment; Continuing Guarantee.  The guarantee in this Article IV is an absolute guaranty of payment and performance and not of collection, is in addition to any other guaranties of the Obligations, is a continuing guarantee, and shall cover and apply to all Obligations whenever arising, including those arising under successive transactions which continue or increase the Obligations from time to time, renew all or part of the Obligations after they have been satisfied, or create new Obligations.  Revocation by one or more Guarantors or any other guarantors of the Obligations shall not (a) affect the obligations of any other Guarantor hereunder, (b) apply to Obligations outstanding when the Lender receives written notice of revocation, or to any extensions, renewals, readvances, modifications, amendments or replacements of such Obligations, or (c) apply to Obligations, arising after the Lender receives such notice of revocation, which are created pursuant to a commitment existing at the time of the revocation, whether or not there exists an unsatisfied condition to such commitment or the Lender has another defense to its performance.

4.10           Guarantors to Keep Informed.  Each Guarantor represents and warrants having established with the Borrower adequate means of obtaining, on an ongoing basis, such information as such Guarantor may require concerning all matters bearing on the risk of nonpayment or nonperformance of the Obligations.  Each Guarantor assumes sole, continuing responsibility for obtaining such information from sources other than from the Lender.  The Lender shall have no duty to provide any information relating to the Borrower to any Guarantor.

4.11           Subordination.

(a)           All obligations of the Borrower to each Guarantor which presently or in the future may exist (“Guarantor’s Claims”) are hereby subordinated to the prior indefeasible payment in full, in cash, of the Obligations.  At the Lender’s request, each Guarantor’s Claim will be enforced and performance thereon received by such Guarantor only as a trustee for the Lender, and each Guarantor will promptly pay over to the Lender all proceeds recovered for application to the Obligations in accordance with the terms hereof, without reducing or affecting such Guarantor’s liability under other provisions of this Article IV.  Any Lien on the property securing the obligations, and on the revenue and income to be realized therefrom, which any Guarantor may have or obtain shall be, and such Lien hereby is, subordinated to the Liens in favor of the Lender, if any, securing the Obligations on such property.  Each Guarantor agrees that it shall file any and all claims against the Borrower in any proceeding under any Debtor Relief Law in which the filing of claims is required by law on any indebtedness of the Borrower to such Guarantor, and will assign to the Lender, all rights of such Guarantor.  If a Guarantor does not file such claim, the Lender, as attorney-in-fact for such Guarantor, is authorized to do so in the name of Guarantor or, in the Lender’s sole discretion, to assign the claim and to file a proof of claim in the name of the Lender or the Lender’s nominee.  In all such cases, whether in bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Lender, the full amount of any such claim, and, to the full extent necessary for that purpose, each Guarantor assigns to the Lender all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled.  Each Guarantor also agrees that the Lender’s books and records showing the account between the Lender and the Borrower or any other guarantor shall be admissible in any action or proceeding and shall be binding upon each Guarantor for the purpose of establishing the terms set forth therein and shall constitute conclusive proof thereof, absent manifest error.

(b)           The Guarantors shall cause the obligations of each Guarantor to any other Loan Party or Subsidiary to be subordinated to the prior payment in full in cash of the Obligations so that no payment thereof is made or received if any Event of Default exists or would exist after giving effect thereto, and each Guarantor hereby agrees not to make any such payment that would be so subordinated; provided that so long as no Event of Default has occurred and is continuing or would exist after giving effect thereto, the obligations of any Guarantor to any Loan Party or Subsidiary may be paid in accordance with the provisions of the agreements governing such obligations; provided, further, that no such obligations shall be evidenced by a promissory note or any other negotiable instrument.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01           Conditions of Effectiveness.  The occurrence of the Closing Date, and the obligation of the Lender to make the initial Extension of Credit hereunder, is subject to the satisfaction of each of the following:

   (a)           Loan Documents.  Receipt by the Lender of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party.

   (b)           Opinions of Counsel.  Receipt by the Lender of favorable opinions of legal counsel to the Loan Parties, addressed to the Lender, dated as of the Closing Date, and in form and substance satisfactory to the Lender.

   (c)           No Material Adverse Change.  There shall not have occurred a material adverse change since January 2, 2011 in the business, assets, liabilities (actual or contingent), operations, financial condition of Borrower and its Subsidiaries, taken as a whole.

   (d)           Organization Documents, Resolutions, Etc.  Receipt by the Lender of the following, in form and substance satisfactory to the Lender:

   (i)           copies of the Organization Documents of each Loan Party certified to be true and complete within thirty (30) days of the Closing Date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

   (ii)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

   (iii)           such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

   (e)           Liens.  Receipt by the Lender of written advice relating to such Lien searches as the Lender shall have requested, and such termination statements or other documents as may be necessary to confirm that the assets and properties of the Borrower and the Guarantors are subject to no other Liens in favor of any Persons (other than Permitted Liens).

   (f)           Consents.  Receipt by the Lender of the following:

  (i)           Such written waivers, consents and amendments, as the Lender may require with respect to the DB Facility; and

  (ii)           Such written waivers and consents, as the Lender may require with respect to the SocGen Facility.

   (g)           Evidence of Insurance.  Receipt by the Lender of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Lender as additional insured (in the case of liability insurance).

   (h)           Closing Certificates.  Receipt by the Lender of (i) a certificate signed by a Responsible Officer of the Borrower certifying the conditions specified in Section 5.01(c) and Sections 5.02(a) and (b) have been satisfied; and (ii) a Compliance Certificate signed by a Responsible Officer of the Borrower as of the Closing Date.

   (i)           Fees.  Receipt by the Lender of any fees required to be paid on or before the Closing Date.

   (j)           Due Diligence.  The Lender shall have completed their business and legal due diligence with results satisfactory to the Lender.

   (k)           Attorney Costs.  The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

5.02           Conditions to all Credit Extensions.  The obligation of the Lender to honor any Request for Credit Extension, including the obligation of the Lender to make the initial Extension of Credit hereunder, is subject to the following conditions precedent:

   (a)           The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

   (b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

   (c)           At the time any disbursement is to be made and immediately thereafter, there shall have been no event or circumstance that has had a Material Adverse Effect.

   (d)           The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b), and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Lender that:

6.01           Existence, Qualification and Power.  Each Loan Party and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation, except, in the case of the good standing of any Subsidiary, where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as now conducted and as proposed to be conducted, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02           Authorization; No Contravention.  The execution, delivery, and performance by each Loan Party of each Loan Document to which such Loan Party is party, and the consummation of the transactions contemplated thereby, are within the organizational powers of such Loan Party, have been duly authorized by all necessary organizational action, and do not (i) contravene the Organization Documents of such Loan Party, (ii) violate any applicable Law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting such Loan Party or its properties, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Loan Party other than in favor of the Lender pursuant to the Loan Documents, which, in the case of any violation, conflict, breach or default under clause (ii), (iii), or (iv) could reasonably be expected to have a Material Adverse Effect.  No Loan Party is in violation of any such Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

6.03           Approvals.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the due execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect, and (ii) those approvals, consents, exemptions, authorizations, actions, notices or filings the failure of which to obtain, take, give or make could not be reasonably expected to have a Material Adverse Effect.

6.04           Enforceability.  This Agreement has been, and each other Loan Document to which a Loan Party is a party, has been or when delivered hereunder will have been, duly executed and delivered by such Loan Party.  This Agreement is, and each other Loan Document to which a Loan Party is a party, is or when delivered hereunder will be, the legal, valid, and binding obligation of such Loan Party, enforceable against it in accordance with the terms thereof, subject to bankruptcy, insolvency, and similar laws of general application relating to creditors’ rights and to general principles of equity relating to enforceability.

6.05           Litigation.  Except as disclosed in the Borrower’s filings with the SEC from time to time, there is no action, suit, investigation, litigation, claim, dispute or proceeding affecting any Loan Party pending or, to the knowledge of any Loan Party, threatened in writing before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

6.06           Financial Statements; No Material Adverse Effect.  The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, partners' or shareholders' equity (as the case may be) and cash flows as of and for the fiscal year ended January 2, 2011, reported on by PricewaterhouseCoopers LLP, independent public accountants.  Such financial materials present fairly, in all material respects, the financial position and results of operations, partners' or shareholders' equity (as the case may be) and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.  Since January 2, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.07           Properties.

   (a)           Each Loan Party and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

   (b)           Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

   (c)           None of the assets or properties of any Loan Party are subject to any Lien other than Permitted Liens, and none of the WJE Stock is subject to any Lien other than Permitted Liens of the type described in clauses (a) or (cc) of the definition of “Permitted Liens”, on the brokerage account in which the WJE Stock is maintained.

6.08           Accuracy of Information; Disclosure.  No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Lender recognizes and acknowledges that such projected financial information is not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

6.09           Margin Stock.  Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the FRB).  No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or extending credit for the purpose of purchasing or carrying margin stock.

6.10           Compliance with Laws and Agreements.  Each Loan Party is in compliance with all requirements of Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Loan Party is in default in any material respect beyond any applicable grace period under or with respect to any of its Organization Documents or any indenture, agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound, the existence of which default has not been waived in writing and which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

6.11           Compliance with Certain Acts.  Each Loan Party is in compliance with the (a) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (b) Patriot Act.  No part of any Credit Extension will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and any successor statute or statutes.  None of the Loan Parties or any of their respective directors, officers, managers or principal employees (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) regulation or executive order.

6.12           Investment Company Act.  No Loan Party is (or is required to be registered as) an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the United States Investment Company Act of 1940, as amended from time to time, and any successor statute or statutes.  Neither the making of any Credit Extensions, nor the use of the proceeds thereof, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation, or order of the SEC thereunder, including without limitation, Regulation U issued by the FRB.

6.13           Solvency.  Each Loan Party, is, individually and together with its Subsidiaries, Solvent.

6.14           No Immunity.  Each Loan Party’s execution, delivery, and performance of this Agreement and the other Loan Documents constitute private rather than public or government acts and neither it nor any of its property has any sovereign immunity from jurisdiction of any court or from set-off or any legal process under the laws of the United States of America or the State of California or the laws of its jurisdiction of organization.

6.15           Taxes.  Each Loan Party and its Subsidiaries have filed all federal and state income and other material tax returns and reports required to be filed, and have paid all federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

6.16           No Default.  No Default has occurred and is continuing.

6.17           Subsidiaries.  Each Loan Party other than the Borrower is a Subsidiary of the Borrower.

6.18           Disclosure.  Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No reports, financial statements, certificates, or other information furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.19           ERISA Compliance.

   (a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS, or such Plan has time remaining in which to apply to the IRS for such a letter prior to the expiration of the requisite period under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  To the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

   (b)           There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan maintained by the Loan Parties or any ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

   (c)           Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.20           WJE Stock.

   (a)           As of the Closing Date, the Borrower owns and controls 19,398,510 shares of WJE Stock.  Other than such shares, neither the Borrower nor any of its Subsidiaries owns or controls, directly or indirectly, any other shares of WJE Stock.

   (b)           Neither the WJE Stock nor any American Depository Receipts related thereto are traded on a United States national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

6.21           Pari Passu Ranking.  Each Loan Party’s obligations under or in respect of each Loan Document rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for claims that are preferred by any bankruptcy, insolvency, liquidation, or other similar laws of general application.

6.22           Burdensome Agreements.  To the Loan Parties’ knowledge, neither any Loan Party nor any of its Subsidiaries is a party to or bound by, nor are any of the properties or assets owned by any Loan Party or any of its Subsidiaries used in the conduct of their respective businesses affected by, any agreement, resolution, bond, note, or indenture that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations not yet due and payable), each Loan Party covenants and agrees that each Loan Party shall:

7.01           Financial Statements.  Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

   (a)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending on or about December 31, 2010), audited financial statements of the Borrower (with supporting schedules in form satisfactory to the Lender), including a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, shareholders’ or partners’ equity, as applicable, and cash flows for such fiscal year, setting forth in each case in comparative form (commencing with the first fiscal year for which the Borrower had a corresponding prior fiscal period) the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and opinion of PricewaterhouseCoopers LLC or other independent public accountants of recognized national standing reasonably acceptable to the Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           as soon as available, but in any event within forty-five (45) days after the end of each of the fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter, the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and cash flows for such fiscal quarter and the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form (commencing with the first fiscal quarter for which the Borrower had a corresponding quarter in the prior fiscal year), as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, together with supporting schedules in form satisfactory to the Lender, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)           concurrently with any delivery under Sections 7.01(a) and 7.01(b), a management discussion and analysis describing any differences in the reported financial results as between the periods covered and the same periods during the immediately preceding fiscal year, and as between such periods and the same periods included in any budget delivered to the Lender pursuant hereto.

7.02           Certificates; Other Information.  Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

   (a)           upon the request of the Lender, concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

   (b)           concurrently with the delivery of the financial statements referred to in Sections 7.01(a) or (b):  (i) a certificate of the chief financial officer or the chief accounting officer of the Borrower, certifying (A) that such financial statements fairly present in all material respects the financial condition and the results of operations, shareholders’ or partners’ equity, as applicable, and cash flows of the Borrower and its consolidated Subsidiaries on the dates and for the periods indicated, in accordance with GAAP consistently applied, subject, in the case of interim financial statements, to normally recurring year-end adjustments and the absence of footnotes, and (B) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 7.02(b) (or, in the case of the first certification pursuant to this Section 7.02(b), the Closing Date) and ending on a date that is not more than

10 Business Days before the date of such delivery and that on the basis of such review of the Loan Documents, the use of the proceeds of the Loans, and the business and condition of the Loan Parties, to the actual knowledge of such officer, no Default has occurred or, if any such Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Loan Parties are taking or propose to take in respect thereof; and (ii) a duly completed Compliance Certificate signed by the chief executive officer or chief financial officer of the Borrower;

   (c)           as soon as available, but in any event within five (5) days after the end of each of each fiscal month of the Borrower (commencing with the fiscal month ending July 31, 2011) a statement, in reasonable detail, of the Borrower’s unrestricted and restricted consolidated cash and cash equivalents as of the last day of such fiscal month and if requested by the Lender, copies of all deposit account, securities account and brokerage account statements, provided however, that such statements shall be provided as soon as they become commercially available, and further, such statements may include downloads from internet-based bank balance reporting and information systems;

   (d)           to the extent that any Loan Party is a public company, promptly after the same are available (and in any event within ten (10) days thereof), copies of each annual report, proxy or financial statement sent to equityholders of any Loan Party or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Lender pursuant hereto; and

   (e)           promptly, such additional information regarding the business or financial condition  of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a), (b) or (c) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 or on which such reports are filed with the SEC and become publicly available; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender, and (ii) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

7.03           Notices.

   (a)           Promptly, and in any event within ten (10) Business Days, provide the Lender with written notice of the occurrence of each assignment or other Disposition of any WJE Stock (other than a Revolving Commitment Reduction Event), and promptly, and in any event within 24 hours, provide the Lender with written notice of the occurrence of each Revolving Commitment Reduction Event.

   (b)           Promptly, and in any event within twenty-four (24) hours of any determination that, at any time, the Total Revolver Outstandings exceed the Revolving Commitment, deliver written notice to the Lender of such determination.

   (c)           Promptly, and in any event within two (2) Business Days of the occurrence thereof, deliver written notice to the Lender of the occurrence of any Default.

   (d)           Promptly and in any event within five (5) calendar days after any Responsible Officer obtains notice or knowledge thereof, written notice of:

   (i)           any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

   (ii)           any action, suit, proceeding, claim or dispute threatened in writing at law, in equity, in arbitration or before any Governmental Authority, affecting any Loan Party or any Subsidiary as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (unless the Borrower has reasonably determined that an adverse determination would not, individually or in the aggregate, result in a Material Adverse Effect); and

   (iii)           any monetary default in excess of $25,000,000 or other material default that is then continuing under any Indebtedness.

   (e)           Within fifteen (15) calendar days after any Responsible Officer obtains notice or knowledge thereof, written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party and its Subsidiaries in an aggregate amount exceeding $25,000,000.

   (f)           Within three (3) Business Days, notify the Lender of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

   (g)           Promptly, and in any event within three (3) Business Days, written notice of any default under the DB Facility and written notice of any and all amendments, renewals, extensions, modifications, supplements, restatements or replacements to the DB Facility, together with copies of all related documentation.

Each notice pursuant to this Section 7.03 shall be accompanied by a certificate of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(c) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04           Payment of Obligations.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, at or before maturity, all of its respective material obligations and liabilities, including any obligation pursuant to any agreement by which it or any of its properties is bound and any Tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently pursued, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make such payment pending such contest could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

7.05           Preservation of Existence, Etc.  Do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and the rights, licenses, permits, privileges, authorizations, qualifications and accreditations material to the conduct of its business, in each case if the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation or other transaction expressly permitted hereunder.

7.06           Maintenance of Properties.  Keep, maintain, preserve and protect, and cause each of its Subsidiaries to keep, maintain, preserve and protect, all property necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.07           Maintenance of Insurance.

   (a)           Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated companies engaged in the same or similar businesses as the Borrower and the Subsidiaries), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or such Subsidiary operates.

   (b)           Cause the Lender to be named as an additional insured with respect to any such insurance providing liability coverage, and Borrower shall notify Lender within five business days if Borrower receives notice from any provider of any such liability insurance policy that any such policy or policies will be materially altered or canceled.  The Borrower represents and warrants that such liability insurance policies provide for the Borrower to receive thirty (30) days prior written notice prior to any such material alteration or cancellation.

   (c)           Furnish to the Lender from time to time, upon written request, copies of certificates of insurance under which such insurance is issued and such other information relating to such insurance as the Lender may reasonably request.

7.08           Compliance with Laws.  Comply with the requirements of all Laws, all orders, writs, injunctions and decrees applicable to it or to its business or property and all requirements of Governmental Authorities (including ERISA), except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09           Inspections; Books and Records.  Keep, and cause each of its Subsidiaries to keep, adequate books of record and account in which entries, in accordance with GAAP consistently applied, shall be made of all material financial matters and transactions in relation to its business and activities; and permit representatives of the Lender to visit and inspect (upon one (1) Business Day’s notice, so long as no Event of Default then exists and is continuing) any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all during regular business hours and as often as reasonably requested (provided, however, that unless an Event of Default shall have occurred and be continuing, such inspection right shall be limited to one occurrence per Lender in any 12-month period).

7.10           Use of Proceeds.  Use the proceeds of the Credit Extensions to finance working capital, capital expenditures and other lawful corporate purposes, provided that in no event shall the proceeds of the Credit Extensions be used to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund, repay or refinance indebtedness originally incurred for such purpose, or, otherwise, in contravention of any Law or of any Loan Document.

7.11           ERISA Compliance.  Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make, and verify that all ERISA Affiliates make, all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, except as could not reasonably be expected to result in material liability.

7.12           [Reserved].

7.13           Deposit Accounts, Etc.  (i) Open and maintain with Union Bank a deposit account that the Lender is authorized to charge for any amounts then due from Borrower or any other Loan Party under this Agreement, the Note or any other Loan Documents, including interest, principal, fees, costs, expenses or other amounts due hereunder or thereunder, and (ii) ensure that such account has immediately available funds sufficient to pay any such amounts payable to the Lender as and when they become due and payable.  The Borrower agrees that each payment of any amounts owing pursuant to this Agreement or the other Loan Documents may be made by automatic deduction from the Borrower’s designated deposit account with Union Bank and that such debits shall not constitute a set-off.

7.14           Further Assurances.  Execute, deliver, and acknowledge such documents, instruments and agreements, and take such further actions from time to time, as the Lender may reasonably request from time to time.

7.15           Annual Budget.  During the continuance of a Default or an Event of Default, at the request of any Lender, the Borrower will furnish to the Lender, within ten (10) Business Days after such request, a copy of the Borrower’s annual budget for the then current fiscal year.

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations not yet due and payable), each Loan Party covenants and agrees that no Loan Party shall:

8.01           Liens.  Create, incur, assume or suffer to exist any Lien, other than Permitted Liens, upon any of its property, assets or revenues, whether now owned or hereafter acquired.  Notwithstanding the foregoing, in no event shall any Loan Party create, incur, assume or suffer to exist any Lien on any of the WJE Stock, other than Liens of the type described in clauses (a) or (cc) of the definition of Permitted Liens.  In addition, no Loan Party shall agree or consent to any restriction on such Loan Party’s ability to create, assume or suffer to exist any Lien on any of its property to secure its obligations under this Agreement, except (i) agreements set forth in the Loan Documents or (ii) prohibitions or conditions under (A) purchase money debt or Capital Leases solely to the extent that the agreement or instrument governing such purchase money debt or capital lease obligation prohibits a Lien on the property acquired with the proceeds of such purchase money debt or capital lease, and (B) the DB Facility documents as in effect on the date hereof.

8.02           Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests, capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to,

Guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

    (a)           Permitted Investments;

   (b)           loans or advances made to any Subsidiary (or any special-purpose entity created or sponsored by the Borrower or a Subsidiary) or made by any Subsidiary (or any special-purpose entity created or sponsored by the Borrower or a Subsidiary) to the Borrower or any other Subsidiary (or any special-purpose entity created or sponsored by the Borrower or a Subsidiary);

   (c)           Guarantees constituting Permitted Indebtedness;

   (d)           Specified Transactions, other than:

   (i)           Specified Transactions with respect to which the Total Non-Stock Consideration paid or payable by the Loan Parties exceeds (i) $50,000,000 in the aggregate in respect of Specified Transactions that occur during the period from the date hereof until the end of fiscal year 2010 and (ii) $200,000,000 in the aggregate per fiscal year in respect of Specified Transactions that occur during any fiscal year after fiscal year 2010; provided, however, that a Loan Party may enter into a Specified Transaction regardless of the value of Total Non-Stock Consideration so long as such Specified Transaction involves no unaffiliated third parties and involves only such Loan Party and one or more Subsidiaries; and

   (ii)           Specified Transactions with respect to which the Total Stock Consideration paid or payable by such Guarantor exceeds $750,000,000 in the aggregate per fiscal year; and

   (e)           in accordance with and pursuant to the terms of the indentures governing the Indenture Indebtedness (such as a conversion of debt to equity securities or cash settlement thereof by way of repaying, prepaying, or purchasing Indebtedness thereunder).

8.03           Indebtedness.  Create, incur, assume, guarantee or suffer to exist any Indebtedness, except (the following, collectively, “Permitted Indebtedness”):

    (a)           Indebtedness under the Loan Documents;

   (b)           Indebtedness that is non-recourse to such Loan Party (including Indebtedness containing customary recourse carve-outs, including those for environmental indemnities); provided that such Indebtedness shall not be permitted under this clause (b) if in connection therewith a personal recourse claim is established by judgment, decree or award by any court of competent jurisdiction or arbitrator of competent jurisdiction and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken to attach or levy upon any assets such Guarantor to enforce any such judgment, decree or award,

   (c)           Indebtedness existing on the date hereof and listed on Schedule 8.03,

   (d)           Indebtedness arising from the endorsement of instruments for collection in the ordinary course of business,

   (e)           Indebtedness of any Loan Party (on the one hand) to the Borrower or any Subsidiary (on the other hand) in the ordinary course of business as conducted from time to time, which Indebtedness shall be subordinated to the prior payment in full in cash of the Obligations in accordance with Article IV;

   (f)           Guarantees by any Loan Party in the ordinary course of business as conducted from time to time of any Loan Party or any Subsidiary, for any obligation other than Financial Indebtedness;

   (g)           Indebtedness in favor of customers and suppliers of the Borrower and the Subsidiaries in connection with supply and purchase agreements in an aggregate principal amount not to exceed Two Hundred Million Dollars ($200,000,000) at any one time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

   (h)           Indebtedness in respect of (i) the Borrower’s 1.25% Senior Convertible Debentures due 2027 issued under that certain Indenture (the “Indenture”), dated as of February 7, 2007 by and among the Borrower and Wells Fargo Bank, National Association (the “Trustee”), that certain First Supplemental Indenture, dated as of February 7, 2007 by and among the Borrower and the Trustee with respect to the Borrower’s 1.25% Senior Convertible Debentures due 2027, each as in effect on the date hereof, in the maximum aggregate principal amount not to exceed $200,000,000 plus accrued interest thereon, (ii) the Borrower’s 0.75% Senior Convertible Debentures issued under the Indenture and that certain Second Supplemental Indenture, dated as of July 25, 2007, by and between the Borrower and the Trustee with respect to the Borrower’s 0.75% Senior Convertible Debentures due 2027, each as in effect on the date hereof, in the maximum aggregate principal amount of $225,000,000 plus accrued interest thereon, (iii) the Borrower’s 4.75% Senior Convertible Debentures due 2014 issued under the Indenture and that certain Third Supplemental Indenture, dated May 4, 2009 by and between the Borrower and the Trustee, in the maximum aggregate principal amount of $230,000,000, and refinancings thereof, and (iv) the Borrower’s 4.5% Senior Convertible Debentures due 2015 issued under the Indenture and that certain Fourth Supplemental Indenture, dated April 1, 2010 by and between the Borrower and the Trustee, in the maximum aggregate principal amount of $250,000,000, and refinancings thereof;

   (i)           Indebtedness owed to bonding companies in connection with obligations under bonding contracts (however titled) entered into in the ordinary course of business, pursuant to which such bonding companies issue bonds or otherwise secure performance of the Borrower and the Subsidiaries for the benefit of their customers and contract counterparties;

   (j)           Indebtedness of the Borrower owing to International Finance Corporation, in an aggregate principal amount not to exceed, at any time, $75,000,000 (plus interest accruing thereon and costs, fees and expenses incurred in connection therewith);

   (k)           Indebtedness of the Borrower, in an aggregate principal amount not to exceed $250,000,000, with a bank counterparty which is guarantied by the Export-Import Bank of the U.S.;

   (l)           (i) Indebtedness of any Loan Party pursuant to the DB Facility in an aggregate outstanding amount not to exceed $400,000,000; and (ii) following termination of the DB Facility, Indebtedness consisting of reimbursement obligations under letters of credit issued under the New Letter of Credit Facility;

   (m)           liabilities of the Loan Parties under Swap Contracts, with nationally recognized financial institutions reasonably satisfactory to the Lender pursuant to bona fide hedging transactions and not for speculation;

   (n)           Indebtedness in connection with the factoring of the accounts receivable of any Loan Party in respect of rebates from U.S. Governmental Authorities pursuant to the Tech Credit Agreement in the ordinary course of business, which Indebtedness shall not exceed an aggregate amount equal to the face amount of such accounts receivable plus any accrued interest thereon;

   (o)           Indebtedness consisting of guarantees by one or more Loan Parties of payment obligations of customers under purchase agreements entered into by such customers with the Borrower or any of its Subsidiaries, in an aggregate amount for all the Loan Parties combined not to exceed $50,000,000;

   (p)           Indebtedness consisting of Borrower’s guaranty in favor of SocGen of up to €100,000,000 under the SocGen Facility on the terms and subject to the conditions in effect on the Closing Date;

   (q)           Unsecured Indebtedness of the Borrower in the amount of $30,000,000 owing to the California Enterprise Development Authority (the “Issuer”), related to the Issuer’s issuance of $30,000,000 in aggregate principal amount of fixed-rate Recovery Zone Facility Revenue Bonds (SunPower Corporation - Headquarters Project) Series 2010 (the “Bonds”), which Indebtedness is subject to the terms of the Loan Agreement, dated as of December 1, 2010, by and between the Issuer and the Borrower, as amended by the First Supplement to Loan Agreement, dated as of June 1, 2011 (collectively, the “CEDA Loan Agreement”) and which Indebtedness is evidenced by a Note dated December 29, 2010, by the Borrower in favor of the Issuer and assigned by the Issuer, along with all right, title and interest in the CEDA Loan Agreement, to the trustee with respect to the Bonds, for the benefit of the holders of the Bonds; and

   (r)           other Indebtedness in an aggregate amount for all Loan Parties not in excess of $25,000,000.

8.04           Pari Passu Ranking.  Each Loan Party will ensure that at all times the claims of the Lender against it under the Loan Documents will rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for claims that are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

8.05           Consolidation, Merger and Sale of Assets.

   (a)           Enter into any merger or consolidation with any Person, liquidate, wind-up or dissolve (or suffer any liquidation, winding up or dissolution), terminate or discontinue its business, or sell, assign, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of its business or property, or permit any Subsidiary to do so, except that so long as no Default or Event of Default exists or would result therefrom (i) any Loan Party may merge with or into any other Loan Party; provided that if such transaction involves the Borrower, the Borrower is the continuing or surviving Person, (ii) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower provided that if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party, (iii) the Borrower or any Subsidiary may merge with any other Person in connection with a Specified Transaction expressly permitted under Section 8.02(d) provided that if a Loan Party is party to transaction, such Loan Party shall be the surviving Person and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and all of its assets and business is transferred to a Loan Party.

   (b)           Without providing written notice to the Lender required under Section 7.03, assign or otherwise Dispose of any of the WJE Stock now held or hereafter acquired; provided however, in no event shall any Loan Party assign, pledge, or otherwise Dispose of any WJE Stock if a Default or Event of Default then exists or would exist immediately after giving effect thereto.  Each assignment, or other Disposition of WJE Stock that constitutes a Revolving Commitment Reduction Event, shall be subject to the requirements of Section 2.04 hereof.

8.06           Swap Contracts.  Enter into any Swap Contract, except Swap Contracts entered into in the ordinary course of business (not for purposes of speculation) to hedge or mitigate risks related to interest rates, currency exchange rates, or credit risk to which such Loan Party is exposed in the conduct of its business as conducted from time to time or the management of its liabilities, or for commodities hedges in the ordinary course of business as conducted from time to time, or hedges entered into in connection with Indebtedness of the Borrower convertible into equity securities of the Borrower (or cash settled, with settlement calculated with reference to the price of the Borrower’s equity securities) for the benefit of the holders of the Borrower’s equity securities.

8.07           Fiscal Year; Fiscal Quarters.  Change the method of identifying its fiscal periods without the Lender’s written consent (not to be unreasonably withheld).

8.08           Use of Proceeds; Margin Stock.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB), (b) in a manner that will violate or be inconsistent with Regulation T, U, or X of the Board of Governors of the Federal Reserve System, (c) to extend credit to others for the purpose of purchasing or carrying margin stock or to refund, repay or refinance indebtedness originally incurred for such purpose, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

8.09           Transactions with Affiliates.  Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries, (c) any dividends or distributions permitted by Section 8.12, (d) transactions constituting the incurrence of Indebtedness permitted under Section 8.03, (e) transactions constituting Permitted Investments, (f) Specified Transactions expressly permitted hereunder, (g) the payment of reasonable fees, compensation, or employee benefit arrangements to, and any indemnity provided for the benefit of, officers, employees, and directors, and (h) loans or advances to employees in the ordinary course of business in compliance with applicable law.

8.10           Conduct of Business.  Engage to any material extent in any business other than businesses of the type conducted by such Loan Party on the date of execution of this Agreement and any businesses reasonably related thereto from time to time.

8.11           [Reserved].

8.12           Restricted Payments.  Declare or pay any Restricted Payments (a) except as permitted under its Organization Documents, (b) which, after giving effect thereto, would result in the occurrence of any Default, (c) during the continuance of any Event of Default, regardless of whether the Lender has given the Borrower notice of such Event of Default, or (d) from and after notice from the Lender of the occurrence of any Default, until such time as such Default has been cured or waived in accordance with the terms hereof.  Without limiting the foregoing, the Borrower shall not declare or pay any Restricted Payments to its stockholders which, in the aggregate, exceed $200,000,000 in any fiscal year.

8.13           [Reserved].

8.14           Financial Covenants.

   (a)           Minimum Consolidated Liquidity.  Permit or allow the Borrower’s unrestricted cash and cash equivalents, on a consolidated basis, to be less than $125,000,000.

   (b)           Capitalization Ratio.  Permit or allow the ratio of (i) the aggregate Financial Indebtedness of the Borrower and its consolidated Subsidiaries at any time (other than Indebtedness of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)) to (ii) the sum of (A) the aggregate Financial Indebtedness of the Borrower and its consolidated Subsidiaries at such time (other than Indebtedness of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)) plus (B) the stockholder’s equity of the Borrower and its consolidated Subsidiaries at such time, to exceed fifty-five percent (55%).

   (c)           Consolidated Interest Coverage Ratio.  Permit or allow the interest coverage ratio, calculated on a rolling four quarters basis, of Consolidated EBITDA to Consolidated Interest Charges (including all fees and charges with respect to DB LOCs) to be less than 3.0 to 1.0 at the end of any fiscal quarter of the Borrower.

   (d)           Maximum Leverage Ratio.  Permit or allow, at any time, the ratio of gross Financial Indebtedness to Consolidated EBITDA for the four immediately preceding completed fiscal quarters of the Borrower to be more than 4.0 to 1.0 at the end of any fiscal quarter of the Borrower.  As used herein, the term “gross Financial Indebtedness” means at any time the aggregate Financial Indebtedness of the Borrower and its consolidated Subsidiaries at such time (other than Indebtedness of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters).

8.15           Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

   (a)           Amend, modify or change its Organization Documents in a manner materially adverse to the Lender.

   (b)           Change its fiscal year.

   (c)           Without providing ten days prior written notice to the Lender, change its name, state of formation or form of organization.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01           Events of Default.  The occurrence and continuance of any of the following shall constitute an “Event of Default”:

   (a)           Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

   (b)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 7.01, 7.02, 7.03, 7.05 (with respect to any Loan Party’s existence), 7.10, 7.13 or Article VIII; or

   (c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of (i) a Responsible Officer of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Lender; or

   (d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

   (e)           Cross-Default.  (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 or the equivalent amount of foreign currency, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that an Event of Default under this clause shall continue only so long as the applicable event or condition constituting such Event of Default is not waived or rescinded by the holders of such Indebtedness; or (ii) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required payment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

   (f)           Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

   (g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary shall for any reason cease to be Solvent or otherwise become unable, or admit in writing its inability, or fail generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

   (h)           Judgments.  There is entered against any Loan Party or any Subsidiary one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $25,000,000, and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

   (i)            ERISA.

  (i)           An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or

  (ii)           the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

   (j)            Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason or the indefeasible satisfaction in full, in cash, of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document (including any purported revocation of the guaranty under Article IV hereof); or

   (k)           Guaranty Called.  The Borrower is called upon to satisfy any Guarantee obligation or simultaneous Guarantee obligations with an aggregate liability in excess of $10,000,000, where the Borrower’s performance of such obligations, as substantiated by the beneficiary thereof, is not contingent on any additional condition, including the passage of time; or

   (l)            Change of Control.  There occurs any Change of Control.

9.02           Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

   (a)           declare the commitment of the Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

   (b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

   (c)           exercise all rights and remedies available to it under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or, in the case of a voluntary proceeding, deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Lender.

9.03           Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lender (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III);

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and scheduled periodic payments;

Third, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, in cash, to the Borrower or as otherwise required by Law.

ARTICLE X

MISCELLANEOUS

10.01         Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02         Notices; Effectiveness; Electronic Communications.

   (a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows if to any Loan Party or the Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

   (b)           Electronic Communications.  Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender pursuant to Article II if the Lender, as applicable, has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication.  The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

   (c)           [Reserved].

   (d)           Change of Address, Etc.  Each of the Loan Parties and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

   (e)           Reliance by Lender.  The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03         No Waiver; Cumulative Remedies; Enforcement.  No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder  or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04         Expenses; Indemnity; and Damage Waiver.

   (a)           Costs and Expenses.  The Loan Parties shall pay (i) all reasonable expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement or any of the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

   (b)           Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Lender and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability, in each case related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or such Indemnitee’s officers, directors employees or agents) or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

   (c)           [Reserved].

   (d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

   (e)           Payments.  All amounts due under this Section shall be payable not later than twenty (20) Business Days after written demand therefor.

   (f)           Survival.  The agreements in this Section shall survive the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all the other Obligations.

10.05         Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06         Successors and Assigns.

   (a)           Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Lender, which may be granted or withheld in the Lender’s sole discretion.  The Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

   (b)           Assignments by Lender.  The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

  (i)           in the case of an assignment to an Affiliate of the Lender or an Approved Fund, no consent of any Loan Party shall be required; and

  (ii)           in any case not described in subsection (b)(i) of this Section, no consent shall be required for any assignment except that, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Affiliate of the Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof.

From and after the effective date of each assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the new Lender.  Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

   (c)           [Reserved].

   (d)           Participations.  The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were the Lender.

   (e)           Limitation on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were the Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were the Lender.

   (f)           Certain Pledges.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

   (g)           Lender Securitization.  In addition to any other assignment permitted pursuant to this Section 10.06, the Loan Parties hereby acknowledge that (x) the Lender, its Affiliates and Approved Funds (the “Lender Parties”) may sell or securitize the Loans (a “Lender Securitization”) through the pledge of the Loans as collateral security for loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (y) the Lender Securitization may be rated by a Rating Agency.  The Loan Parties shall reasonably cooperate with the Lender Parties to effect the Lender Securitization including by providing such information as may be reasonably requested by the Lender or Rating Agencies in connection with the rating of the Loans or the Lender Securitization.

10.07         Treatment of Certain Information; Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or to Rating Agencies, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that such Person disclosing such Information shall use reasonable efforts (but without liability for failure to do so) to provide the Loan Parties with advance notice of such disclosure to the extent practical and not prohibited by Law, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party relating to the Loan Parties or any of their respective businesses, designated as confidential, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Lender acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08           Set-off.  If an Event of Default shall have occurred and be continuing, the Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.  The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09         Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11         Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12         Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13         [Reserved].

10.14         Governing Law; Jurisdiction; Etc.

   (a)           GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS EXPRESSLY STATED OTHERWISE THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

   (b)           SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN SANTA CLARA COUNTY, CALIFORNIA AND OF THE UNITED STATES DISTRICT COURT

OF THE NORTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

   (c)           WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

   (d)           SERVICE OF PROCESS.  EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINTS AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15         Disputes; Waiver of Right to Trial by Jury.  TO THE EXTENT PERMITTED BY LAW, IN CONNECTION WITH ANY CLAIM, CAUSE OF ACTION, PROCEEDING OR OTHER DISPUTE CONCERNING THE LOAN DOCUMENTS (EACH A “CLAIM”), THE PARTIES TO THIS AGREEMENT EXPRESSLY, INTENTIONALLY, AND DELIBERATELY WAIVE ANY RIGHT EACH MAY OTHERWISE HAVE TO TRIAL BY JURY.  IN THE EVENT THAT THE WAIVER OF JURY TRIAL SET FORTH IN THE PREVIOUS SENTENCE IS NOT ENFORCEABLE UNDER THE LAW APPLICABLE TO THIS AGREEMENT, THE PARTIES TO THIS AGREEMENT AGREE THAT ANY CLAIM, INCLUDING ANY QUESTION OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE STATE LAW APPLICABLE TO THIS AGREEMENT.  THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE.  IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE COURT SHALL APPOINT THE REFEREE.  THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT.  NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES.  THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH.  THE PARTIES

ACKNOWLEDGE THAT IF A REFEREE IS SELECTED TO DETERMINE THE CLAIMS, THEN THE CLAIMS WILL NOT BE DECIDED BY A JURY.  WITHOUT LIMITING THE GENERALITY OF SECTION 10.04, THE BORROWER SHALL BE SOLELY RESPONSIBLE TO PAY ALL FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING.

10.16         No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) the Lender has no obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Lender and its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17         Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any assignment or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18         USA PATRIOT Act Notice.  The Lender is subject to the Patriot Act, and the Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow the Lender to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.  The Borrower and each other Loan Party shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	SUNPOWER CORPORATION,
a Delaware corporation

	By:	/s/ Dennis V. Arriola
	Name:	Dennis V. Arriola
	Title:	EVP & Chief Financial Officer

GUARANTORS:	SUNPOWER CORPORATION, SYSTEMS,
a Delaware corporation

	By:	/s/ Dennis V. Arriola
	Name:	Dennis V. Arriola
	Title:	SVP & Chief Financial Officer

GUARANTORS:	SUNPOWER NORTH AMERICA, LLC,
a Delaware limited liability company

	By:	/s/ Dennis V. Arriola
	Name:	Dennis V. Arriola
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

LENDER:	UNION BANK, N.A.,
as Lender

	By:	/s/ Michael J. McCutchin
	Name:	Michael J. McCutchin
	Title:	Vice President

[Signature Page to Credit Agreement]

SCHEDULE 2.01

REVOLVING COMMITMENT
(As of Closing Date)

Lender Name and Address	Revolving Commitment
Union Bank, N.A. Attention: Michael J. McCutchin and James B. Goudy 99 Almaden Boulevard, Suite 200 San Jose, California 95113 Facsimile: (408) 280-7163	$50,000,000.00

Total Commitment:	$50,000,000.00

WIRE TRANSFER
INFORMATION FOR PAYMENTS

Party	Wire Transfer Instructions (or address) for Payments

Union Bank, N.A.	Bank Name:	Union Bank, N.A.
	Address:	1980 Saturn Street
Monterey Park, CA 91754-7417
	Account No.:	***
	ABA No.:	122000496

	Reference:	SUNPOWER CORPORATION

***  CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.01-1

SCHEDULE 8.01

EXISTING LIENS

1.
Liens on accounts receivable, inventory, and specific cash collateral specifically described in that certain financing statement filed with the Delaware Secretary of State on April 13, 2010, as Filing Number 2010 1269319, identifying SunPower Corporation as debtor, and Deutsche Bank AG New York Branch, as administrative agent, as secured party, as amended to exclude the WJE Stock.

2.
Liens on escrowed cash pursuant to that Agreement, dated April 27, 2009, by and between the Company and Addison Avenue Federal Credit Union, as amended on January 28, 2011, relating to residential solar loan guarantees.

3.
Liens on equipment pursuant to that Financing Agreement for the Development or Rehabilitation of Property in Milpitas California for Specified Solar Panel Manufacturing Purposes, dated February 1, 2011, between The Redevelopment Agency of the City of Milpitas and the Company.

4.
Liens on equipment pursuant to that Capital Equipment and Assistance Agreement, dated as of March 28, 2011, by and between The Redevelopment Agency of the City of San Jose, the City of San Jose and the Company.

5.
Lien on escrowed cash pursuant to that Escrow Agreement for Security Deposits in Lieu of Retention by and between the *** and SunPower Corporation, Systems and dated March 24, 2011, in connection with that certain Design-Build Contract Photovoltaic Systems by and between the *** and SunPower Corporation, Systems and dated October 26, 2010.

***  CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

***

8.01-1

SCHEDULE 8.02

EXISTING LOANS, ADVANCES, AND INVESTMENTS

1.	Investment in *** (approximately $3,000,000).

2.	Investment in *** (approximately $1,500,000).

3.	Investment in Woongjin Energy Co. Ltd. (approximately $34,000,000).

4.	Put/Call option to invest in ***.

5.	Investment in *** (approximately $10,000,000).

6.	1% member interest in SPWR Galaxy Holdco 2007 LLC.

7.	Investment in a privately-held company accepted in connection with ***, with a current value that does not exceed $***.

***  CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

***

8.02-1

SCHEDULE 8.03

EXISTING INDEBTEDNESS

1.
Indebtedness of the Borrower in connection with the Borrower's guarantee of leasing arrangements, pursuant to a Term Leasing Master Agreement between the Borrower's former Malaysian subsidiary, now a joint venture, AUO SunPower Sdn. Bhd., as lessee and IBM Malaysia Sdn. Bhd. as lessor.  [Desktop and laptop computers for use by the Borrower's Malaysian Subsidiary]

2.
Indebtedness of the Borrower in connection with the Borrower's guarantee of leasing arrangements, pursuant to a Corporate Guarantee by the Borrower of obligations of SunPower Philippines Mfg. Ltd. as lessee in favor of IBM Philippines, Inc. as lessor  [Desktop and laptop computers for use by the Borrower's Philippines subsidiary]

3.
Indebtedness of the Borrower under the Borrower's Master Agreement with Cisco Systems Capital Corporation as lessor and any schedules appurtenant thereto (the "Cisco Leasing Indebtedness").  [Routers and other IT equipment for use by the Borrower and its Subsidiaries]

4.	Indebtedness of the Borrower in connection with leasing arrangements with US Bancorp (the "US Bancorp Leasing Indebtedness"). [Office copiers and printers for use by the Borrower and its Subsidiaries]

5.
Indebtedness of the Borrower in connection with a leasing arrangement with Well Fargo Bank, N.A. as lessor (the "Wells Fargo Leasing Indebtedness").  [Cleaning equipment for use of the Borrower and its Subsidiaries]

6.
Indebtedness of the Borrower pursuant to the following promissory notes, each dated March 26, 2010, issued to certain officers and employees of SunRay Renewable Energy ("SunRay"), in lieu of cash payment to such persons for their SunRay shares in connection with the Borrower's acquisition of SunRay:

a.	*** in the amount of $***;
b.	*** in the amount of $***;
c.	*** in the amount of $***;
d.	*** in the amount of $***;
e.	*** in the amount of $***;
f.	*** in the amount of $***;
g.	*** in the amount of $***; and
h.	*** in the amount of $***.

7.	Agreement, dated April 27, 2009, by and between the Company and Addison Avenue Federal Credit Union, as amended on January 28, 2011 relating to residential solar loan guarantees, for up to $5,000,000.

8.
Financing Agreement for the Development or Rehabilitation of Property in Milpitas California for Specified Solar Panel Manufacturing Purposes, dated February 1, 2011, between The Redevelopment Agency of the City of Milpitas and the Company, for up to $1,500,000.

***  CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.03-1

9.	Capital Equipment and Assistance Agreement, dated as of March 28, 2011, by and between The Redevelopment Agency of the City of San Jose, the City of San Jose and the Company, for up to $1,000,000.

***

8.03-2

SCHEDULE 10.02

CERTAIN ADDRESSES FOR NOTICES
Lender:

Notices (other than Requests for Extensions of Credit after the Closing Date):

UNION BANK, N.A.
Attention: Michael J. McCutchin and
James B. Goudy
99 Almaden Boulevard, Suite 200
San Jose, California 95113
Facsimile: (408) 280-7163

For Payments and Requests for Credit Extensions after the Closing Date:

UNION BANK, N.A.
Commercial Loan Operations
601 East Potrero Grande Drive
Monterey Park, CA 91754
Facsimile: (323) 720-2

With a copy to:
UNION BANK, N.A.
Attention: Michael J. McCutchin and
James B. Goudy
99 Almaden Boulevard, Suite 200
San Jose, California 95113
Facsimile: (408) 280-7163

Facsimile: (323) 720-2

Payments:

Bank Name: Union Bank, N.A.
Address: 1980 Saturn Street
Monterey Park, CA 91754-7417
Account No.: ***
ABA No.: 122000496
Reference: SUNPOWER CORPORATION

 Loan Parties:

SUNPOWER CORPORATION
77 Rio Robles
San Jose, CA 95134-1859
Attn: Dennis V. Arriola, Senior Vice President and Chief Financial Officer
Telephone: 408-240-5500
Facsimile: 408-240-5404
Electronic Mail: dennis.arriola@sunpowercorp.com
Website: www.sunpowercorp.com

***  CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.02-1

EXHIBIT 2.02

[FORM OF] LOAN NOTICE

Date:___________________

To:	Union Bank, N.A.
Commercial Loan Operations
601 East Potrero Grande Drive
Monterey Park, CA 91754
Facsimile: (323) 720-2252

with a copy to:

Union Bank, N.A.
Attention: Michael J. McCutchin James B. Goudy
Northern California Commercial Banking Group
99 Almaden Boulevard, Suite 200
San Jose, CA 95113

Ladies and Gentlemen:

SUNPOWER CORPORATION, a Delaware corporation (the “Borrower”) submits this Loan Notice pursuant to Section 2.02 of the Credit Agreement, dated as of July 18, 2011 (as amended, modified, supplemented, restated or renewed from time to time, the “Credit Agreement”) by and among Borrower, SUNPOWER CORPORATION, SYSTEMS, a Delaware corporation (“SCS”), SUNPOWER NORTH AMERICA, LLC, a Delaware limited liability company (together with SCS and the other guarantors from time to time party to the Credit Agreement, the “Guarantors”), and UNION BANK, N.A., as lender (the “Lender”).  All capitalized terms used in this Loan Notice shall have the meanings specified in the Credit Agreement unless otherwise defined herein.

The undersigned hereby certifies that (a) [he][she] is the acting and incumbent [President] [Chief Executive Officer] [Vice President- Finance] [Chief Financial Officer] of the Borrower, and (b) in such capacity, [he][she] is authorized to execute this Loan Notice and request credit hereunder for and on behalf of the Borrower in connection with the Credit Agreement.

We hereby represent, warrant and certify to you that (a) the proceeds specified herein shall be used in strict accordance with the provisions of the Credit Agreement, (b) the representations and warranties of the Borrower and the other Loan Parties contained in the Credit Agreement or otherwise made by the Borrower or any other Loan Party in connection with the transactions contemplated thereby were true and correct in all material respects when made, and are true and correct in all material respects on and as of the date hereof with the same effect as if made herein (except to the extent that such representations and warranties relate expressly to an earlier date); provided, however, the foregoing materiality qualification does not apply to those representations and warranties that already are qualified or modified by materiality in the text thereof, (c) each Loan Parties has performed and complied with all of the terms and conditions contained in the Credit Agreement required to be performed or complied with by such Loan Party prior to or at the time of this notice and request, (d) at and as of the date of hereof, neither Borrower nor any Loan Party is in default of any of its obligations under the Credit Agreement, and no Default or Event of Default exists and (e) the execution and delivery of this Loan Notice has been authorized by all necessary corporate action/proceedings on behalf of the Borrower.

2.01-1

1.           The Borrower requests (select one):

                              a.           ____  a Borrowing of Revolving Loans.

                              b.           ____ a continuation or conversion of Revolving Loans.

2.           [Use if 1.a. is selected]  The Borrower requests that the Lender make a [Base Rate] [LIBOR Rate] Loan on [proposed drawdown date]1 for the Interest Period commencing on [proposed drawdown date] and ending on [_____]2 in the principal amount of [$_____]3.

2.           [Use if 1.b. is selected] The Borrower requests on  , 20  a LIBOR Rate Loan as follows:

                              (a)           (i)                       A rate conversion of an existing Base Rate Loan to a LIBOR Rate Loan; or

                                              (ii)          _____ A continuation of an existing LIBOR Rate Loan as a LIBOR Rate Loan.

[Check (i) or (ii) above]

(b)           The date on which the LIBOR Rate Loan is to be made is ___________________, 20___

(c)           The amount of the LIBOR Rate Loan is to be ___________________ ($____________), for an LIBOR Loan Period of ____________ month(s).

Very Truly Yours,

SUNPOWER CORPORATION

By:

Print Name:

Title:

For Internal Bank Use Only

LIBOR Pricing Date	LIBOR Rate	LIBOR Rate Variance	Maturity Date
__%

1       Loan Notice must be made by 11 a.m. on the Business Day of the proposed drawdown date of any Base Rate Loan and 3 Business Days prior to the proposed drawdown date of any LIBOR Rate Loan.

2       For Base Rate Loans, the last day of the calendar quarter following the proposed drawdown date; for LIBOR Rate Loans, 1, 2, or 3 months after the proposed drawdown date.

3       Each Loan Notice relating to a LIBOR Rate Loan shall be in a minimum aggregate amount of $5,000,000.

2.02-2

EXHIBIT 2.09

[FORM OF] REVOLVING LOAN NOTE

[$___________]	_________ ___, 20_

FOR VALUE RECEIVED, the undersigned SUNPOWER CORPORATION, a Delaware  corporation (“Borrower”), hereby absolutely and unconditionally promises to pay to the order of UNION BANK, N.A. (the “Lender”) at the Lender’s Lending Office (as defined in the Credit Agreement referred to below):

(a)           the principal amount of _____________ Dollars ($_________) or, if less, the aggregate unpaid principal amount of Loans advanced by the Lender to the Borrower pursuant to the Credit Agreement, dated as of July 18, 2011 (as amended, modified, supplemented, restated or renewed from time to time, the “Credit Agreement”) by and among Borrower, SUNPOWER CORPORATION, SYSTEMS, a Delaware corporation (“SCS”), SUNPOWER NORTH AMERICA, LLC, a Delaware limited liability company (together with SCS and the other guarantors from time to time party to the Credit Agreement, the “Guarantors”), and UNION BANK, N.A., as Lender (the “Lender”), in the amounts and at the times specified in the Credit Agreement with a final payment on the Maturity Date of all Loans made by the Lender which are outstanding on such date; and

(b)           interest on the principal balance hereof from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement.

This Revolving Loan Note evidences borrowings under and is subject to the terms of the Credit Agreement and the documents referred to therein.  This Revolving Loan Note has been issued by the Borrower in accordance with the terms of the Credit Agreement.  The Lender and any holder hereof are entitled to the benefits of the Credit Agreement and the Loan Documents and may enforce the agreements of the Borrower contained therein, and any holder may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms which are used in this Revolving Loan Note and not otherwise defined herein and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the drawdown date of any Loan or at or about the time of receipt of any payment of principal of this Revolving Loan Note, an appropriate notation on the grid attached to this Revolving Loan Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on such grid, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Revolving Loan Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Revolving Loan Note on the terms and conditions specified in the Credit Agreement.

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If any one or more Events of Default shall occur, the entire unpaid principal amount of this Revolving Loan Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

Borrower and every endorser and guarantor of this Revolving Loan Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Loan Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN SANTA CLARA COUNTY, CALIFORNIA AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS REVOLVING LOAN NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS REVOLVING LOAN NOTE SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS REVOLVING LOAN NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS REVOLVING LOAN NOTE IN ANY COURT REFERRED TO HEREIN.  THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.  THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINTS AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT.  THE BORROWER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT.  NOTHING IN THIS REVOLVING LOAN NOTE WILL AFFECT THE RIGHT OF ANY PARTY TO THE CREDIT AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  THE BORROWER CONSENTS TO THE DISPUTE RESOLUTION PROVISIONS OF SECTION 10.15 OF THE CREDIT AGREEMENT.

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IN WITNESS WHEREOF, the undersigned has caused this Revolving Loan Note to be signed as an instrument under seal by its duly authorized officer as of the day and year first above written.

SUNPOWER CORPORATION

By:
Print Name:
Title:

2.09-3

Date	Amount of Revolving Credit Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

20.9-4

EXHIBIT 7.02(b)

[FORM OF] COMPLIANCE CERTIFICATE

To:	Union Bank, N.A.
Commercial Loan Operations
601 East Potrero Grande Drive
Monterey Park, CA 91754
Facsimile: (323) 720-2252

with a copy to:

Union Bank, N.A.
Attention: Michael J. McCutchin James B. Goudy
Northern California Commercial Banking Group
99 Almaden Boulevard, Suite 200
San Jose, CA 95113

Re:           Compliance Certificate as of and for period ending: _____________ __, 2011

Ladies and Gentlemen:

This certificate (this “Compliance Certificate”) is submitted pursuant to the Credit Agreement, dated as of July 18, 2011 (as amended, modified, supplemented, restated or renewed from time to time, the “Credit Agreement”) by and among Borrower, SUNPOWER CORPORATION, SYSTEMS, a Delaware corporation (“SCS”), SUNPOWER NORTH AMERICA, LLC, a Delaware limited liability company (together with SCS and the other guarantors from time to time party to the Credit Agreement, the “Guarantors”), and UNION BANK, N.A., as lender (the “Lender”).  All capitalized terms used herein shall have the meanings specified in the Credit Agreement unless otherwise defined herein.

The undersigned hereby certifies that: (a) [he][she] is the acting and incumbent [Chief Executive Officer] [Chief Financial Officer] of the Borrower, and (b) in such capacity, [he][she] is authorized to execute this Compliance Certificate on behalf of the Borrower in connection with the Credit Agreement.

The undersigned has reviewed the terms and conditions of the Credit Agreement and the definitions and provisions contained in the Credit Agreement, and, has made, or have caused to be made under the supervision of the undersigned, such examination or investigation as is necessary to enable the undersigned to express an informed opinion, and to provide a certification, as to the matters referred to herein.

The undersigned hereby further represents, warrants and certifies that:

1.           Each of the Borrower and the other Loan Parties are in complete and strict compliance, as of, and for the period ending, __________ __, 2011 (the “Compliance Date”), with all agreements, conditions and covenants contained in the Credit Agreement and the other Loan Documents, except as noted below.

2.           The representations and warranties of each Loan Party contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the

2.09-1

Compliance Date as if made on such date (or, in the case of representations and warranties stated as having been made only as of the Closing Date, such representations and warranties remain true and correct in all material respects as of the Closing Date); provided, however, the foregoing materiality qualification does not apply to those representations and warranties that already are qualified or modified by materiality in the text thereof.

3.           There exists no Default or Event of Default under the Credit Agreement or any of the other Loan Documents.

4.           Each Loan Party is in compliance with each of the covenants in Section 8.14 of the Credit Agreement, as of, and for the period ending on, the Compliance Date, and attached hereto as Schedule 1 is a true and correct copy of the calculation of such financial covenants, prepared by the undersigned.

5.           Attached to such Schedule 1 are true, correct and complete copies of the documents and work sheets supporting the above certifications.

6.           Since July 18, 2011 (a) there has been no Material Adverse Effect as to any Loan Party, and (b) except as set forth on Schedule 3 hereto, there have been no pledges, assignments or Dispositions of WJE Stock.

7.           Each of Loan Party is in compliance with each of the reporting and notice covenants in Sections 7.01, 7.02, and 7.03 of the Credit Agreement, as of, and for the period ending on the Compliance Date, and attached hereto as Schedule 2 are the quarterly and annual (as applicable) financial statements required under Section 7.01 of the Credit Agreement and the other reports, letters, opinions, notices and other required under the Credit Agreement;

8.           The financial statements furnished on Schedule 2 attached hereto are complete and correct and have been prepared in accordance with GAAP (except for the lack of footnotes required by GAAP and changes resulting for normal year end adjustments, in the case of financial statements other than those as of a Fiscal Year end), consistently applied from one period to the next, and fairly present the financial condition of the Loan Parties and their Subsidiaries.

9.           Each Loan Party is Solvent.

10.         There is no litigation, action, suit, investigation, or other arbitral, administrative, or judicial proceeding pending or, to the best of the knowledge of the undersigned, threatened which could reasonably be expected to (x) result in a Material Adverse Effect or (y) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents; or (z) materially and adversely affect the rights and remedies of the Lender under the Loan Documents.

11.           No Liens have arisen, been granted or otherwise exist with respect to any assets or properties of any Loan Party other than Permitted Liens.

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THIS COMPLIANCE CERTIFICATE IS EXECUTED AND DELIVERED THIS ______ DAY OF __________, 20__.

Very Truly Yours,

SUNPOWER CORPORATION

By:

Print Name:

Title:

2.09-3

SCHEDULE 1
TO
COMPLIANCE CERTIFICATE

2.09-4

SCHEDULE 2
TO
COMPLIANCE CERTIFICATE

REQUIRED FINANCIAL STATEMENTS

2.09-5

SCHEDULE 3
TO
COMPLIANCE CERTIFICATE

DETAILS REGARDING WJE STOCK DISPOSITIONS

2.09-6